As filed with the U.S. Securities and Exchange Commission on June 29, 2026.

Registration No. 333-295006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________

AMENDMENT NO. 5
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________________

NUCLEA ENERGY INC.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

_______________________________

British Columbia (Canada)	4911	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit 5 2425 Skymark Ave,
Mississauga, ON L4W 4Y6, Canada
Tel: (437)784-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 10100 Santa Monica Blvd, #2200 Los Angeles, CA 90067 Telephone: +1 310 728-5129	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 Telephone: (212) 421-4100

_______________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 is being filed solely for the purpose of filing exhibit 99.8 to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 5 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 4 to the Registration Statement, filed on June 16, 2026.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

Section 160 of the BCBCA authorizes companies to indemnify past and present directors, officers and certain other individuals for the liabilities incurred in connection with their services as such (including costs, expenses and settlement payments) unless such individual did not act honestly and in good faith with a view to the best interests of the company and, in the case of a proceeding other than a civil proceeding, if such individual did not have reasonable grounds for believing his or her conduct was lawful. In the case of a suit by or on behalf of the corporation, a court must approve the indemnification.

Our Articles provide that each director of the registrant shall be (and each officer may be) indemnified out of the assets of the registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trust subject to the limitations contained in the BCBCA, including where such individual failed to act honestly and in good faith with a view to the best interests of the company.

Our Articles also permit us to purchase and maintain insurance for the benefit of any person who is or was a director, officer, employee or agent of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Unless otherwise indicated, all share numbers and per-share prices disclosed in this section are presented on a post-stock-split basis, reflecting the Company’s 10-for-1 stock split effected on April 7, 2025.

Set forth below is information regarding Common Shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

The Company was incorporated on August 24, 2023 under the laws of British Columbia, Canada, under the name Raise AI Technologies.

On August 24, 2023, in connection with incorporation, the Company issued 30,000,000 Common Shares at CAD$0.000001 per share for gross proceeds of US$22 (CAD$30) to founders and initial shareholders.

On March 11, 2025, the Company repurchased 20,000,000 Common Shares at the original issuance price of CAD $0.000001 for total consideration of $15 (CAD $20) from former Directors who left the Company. The repurchased shares were retired and cancelled, and the transaction was recorded as a reduction of shareholders’ equity in accordance with the Company’s accounting policies.

On March 13, 2025, the Company issued 12,222,220 Common Shares at the original issuance price of CAD$0.000001 per share for total proceeds of US$9 (CAD$12).

On April 7, 2025, the Company effected a 10-for-1 stock split of its common shares.

On April 8, 2025, the Company completed a founders financing round and issued 622,221 Common Shares at CAD$0.000001 per share for gross proceeds of approximately US$0.50 (CAD$0.62).

On May 5, 2025, the Company issued 917,556 Common Shares to non-US consultants as consideration for capital markets, NASDAQ initiatives, and IPO readiness services. The grant date fair value of the shares was approximately US$412,900. The consulting arrangements commenced on May 5, 2025 and continue until the earlier of (i) 24 months from the effective date, (ii) the closing of the Company’s initial public offering on NASDAQ or NYSE, or (iii) earlier termination pursuant to the consulting agreements to a number of unaffiliated non-US investors.

On May 10, 2025, the Company completed a seed financing round and issued 333,330 Common Shares at US$0.45 per share for gross proceeds of US$150,000.

On August 26, 2025, the Company approved the issuance of up to 3,340,000 Common Shares to consultants engaged to provide capital markets advisory services in connection with the Company’s IPO preparation.

On September 29, 2025, the Company issued a non-interest bearing convertible note for US$100,000 to an unaffiliated non-US investor, which automatically converted into 71,428 Common Shares on November 6, 2025, immediately prior to the closing of the November 7, 2025 financing.

On September 30, 2025, the Company issued a non-interest bearing convertible note for US$100,000, which automatically converted into 71,428 Common Shares on November 6, 2025.

On October 2, 2025, the Company issued a non-interest bearing convertible note for US$100,000 to an unaffiliated non-US investor, which automatically converted into 71,428 Common Shares at US$1.40 per share on November 6, 2025.

On November 7, 2025, the Company completed a financing round and issued 2,853,008 Common Shares at US$1.40 per share for gross proceeds of approximately US$4,000,000 to a number of unaffiliated non-US and US accredited investors. The net proceeds are intended to be used for general corporate purposes. In connection with any future U.S. listing or initial public offering, the Common Shares sold in this private placement will be subject to contractual transfer restrictions, including an initial six month lock up period following listing, subject to early release provisions tied to specified trading price and volume thresholds.

On January 26, 2026, the Company issued an aggregate of 3,250,000 Common Shares at US$1.40 per share to nine consultants as compensation for their services.

All of the securities described above were issued in transactions exempt from registration under the Securities Act of 1933, as amended. The issuances were made in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and, where applicable, Regulation S, as transactions not involving a public offering. The securities were issued only to founders, directors, officers, consultants, and accredited investors, for cash consideration or in exchange for services rendered to the Company. No general solicitation or advertising was used in connection with the issuances, and all recipients represented their intent to acquire the securities for investment only and not with a view to distribution.

Item 8. Exhibits.

(a)     The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement**
3.1	Notice of Articles and Articles of the Company, as currently in effect**
4.1	Specimen Share Certificate**
5.1	Opinion of Oakridge Law LLP as to the validity of the Common Shares**
8.1	Opinion of Oakridge Law LLP as to Canadian tax matters (included in Exhibit 5.1)**
10.1	Independent Consulting Agreement, dated as of December 19, 2025, between Nuclea Energy Inc. and Josef Freundorfer**
10.2	Consulting Agreement, dated as of December 9, 2025, between Nuclea Energy Inc. and NxtEra Consulting Ltd.**
10.3	Amendment to Consulting Agreement, dated as of February 28, 2026, between Nuclea Energy Inc. and NxtEra Consulting Ltd.**
10.4	Consulting Agreement, dated as of March 30, 2026, between Nuclea Energy Inc. and Sagar Sanghera**
10.5	Consulting Agreement, dated as of February 25, 2026, between Nuclea Energy Inc. and Irydyum Scientific Inc.**
10.6	Industry Funded Research Collaboration Agreement, dated December 9, 2025, between University of Ontario Institute of Technology and Nuclea Energy Inc.**
10.7	Form of Lock-up agreement with the Company’s directors and executive officers and 10% shareholders**
10.8	Form of Lock-up agreement with the Company’s 3% to 10% shareholders**
10.9	Form of Subscription Agreement for Nuclea Energy Inc. November 7, 2025 financing round**

10.10	Employment Agreement, dated as of June 1, 2026, between Nuclea Energy Inc. and Josef Freundorfer**
10.11	First Amendment to Executive Employment Agreement, dated as of June 16, 2026, between Nuclea Energy Inc. and Josef Freundorfer**
14.1	Code of Business Conduct and Ethics**
21.1	List of Subsidiaries**
23.1	Consent of Reliant CPA PC†
23.2	Consent of Oakridge Law LLP (included in Exhibit 5.1)**
24.1	Power of Attorney (included on signature page to the registration statement)†
99.1	Charter of the Audit Committee**
99.2	Charter of the Compensation Committee**
99.3	Charter of the Nominating and Corporate Governance Committee**
99.4	Consent of Director Nominee Subhash Paluru**
99.5	Consent of Director Nominee John McVey**
99.6	Consent of Director Nominee Magaly Bianchini**
99.7	Consent of Director Nominee George Kovalyov**
99.8	Application for Waiver of Requirements of Form 20-F, Item 8.A.4†
107	Registration Fee Table**

____________

*        To be filed by amendment.

**      Previously filed.

†        Filed herewith.

(b)    Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)     to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

(b)    insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(c)     for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(d)    for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on June 29, 2026.

Nuclea Energy Inc.
By:	/s/ Josef Freundorfer
Name:	Josef Freundorfer
Title:	Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sagar Sanghera his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstituting, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Josef Freundorfer	Chief Executive Officer	June 29, 2026
Josef Freundorfer	(Principal executive officer)
/s/ Sagar Sanghera	Chairman of the Board of Directors and President	June 29, 2026
Sagar Sanghera
/s/ Anna Skowron	Chief Financial Officer	June 29, 2026
Anna Skowron	(Principal financial and accounting officer)

Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Nuclea Energy Inc., has signed this registration statement in New York, on June 29, 2026.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. DeVries
Name:	Colleen A. DeVries
Title:	Senior Vice-President on behalf of Cogency Global Inc.